FOR IMMEDIATE RELEASE

Contact:

Noelle Krempasky

Assistant Vice President & Marketing Manager

(570) 504.8038

noelle.krempasky@fddbank.com

Fidelity Bank Receives Additional State Grant for Planned Downtown Scranton HQ

Scranton, PA – December 2, 2021  – As part of the ongoing renaissance of downtown Scranton, Fidelity Bank will be receiving an additional $2 million through the Pennsylvania’s Redevelopment Assistance Capital Program, or RACP. This grant is in support of Fidelity Bank’s plans to establish a new headquarters in the heart of the City of Scranton.

Fidelity Bank is planning a move of its corporate headquarters into the downtown, creating an economic multiplier effect, with 175 well-paying jobs to start, and room for future expansion. By moving bankers into the city center, businesses including restaurants, dry-cleaners, and other services will benefit from an additional workforce.

Last year, it was announced that Fidelity Bank would be receiving funds for the project. This news brings the total funds for the project to $4 million.

“Scranton is the largest city in our area, and its economic revival is paramount to the success of many small businesses, not just within the city, but throughout Lackawanna County and all of Northeastern Pennsylvania. As a corporate leader, it is incumbent upon us to make economic improvements that will better the lives of those within the communities we serve,” said Fidelity Bank President & CEO, Daniel J. Santaniello.

About Fidelity Bank

Fidelity Bank has built a strong history as trusted financial advisor to the clients served with ~~20~~ 23 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County. Fidelity Bank provides a digital and virtual experience via online banking and mobile app, digital services, and digital account opening. Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided nearly 1,400 hours of volunteer time and over $1.3 million in donations to non-profit organizations directly within the markets served throughout 2020. The Company continues its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.

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